BRF S.A.

PUBLICLY-HELD COMPANY

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Preliminary Synthetic Voting Map
EXTRAOrdinary General MEETING
Meeting to be held on December 12, 2018

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS), pursuant to CVM Instruction #481 of December 17, 2009, hereby informs its shareholders and the general market that it received, on this date, the voting map related to the Extraordinary General Meeting to be held on December 12, 2018 ("General Meeting") sent by the financial institution that provides the Company’s bookkeeping services. Such map, hereby attached, consolidates the remote votes cast by means of custody agents and those which were sent directly to the bookkeeping agent.

The General Meeting will be held on December 12, 2018, at 11:00 am (BRT), at the Company‘s head office, located at Rua Jorge Tzachel, 475, in the City of Itajaí, State of Catarina State, Bairro Fazenda.

São Paulo, December 10, 2018

Elcio Ito
Chief Financial and Investor Relations Officer